Exhibit 99.1

Power Solutions International Announces First Quarter 2020 Financial Results and the Filing of its Form 10-Q

Gross margin improvement of 1.6 percentage points in Q1 2020 versus last year; Operating cash flow of approximately $24 million contributes to $22 million decline in debt during the quarter

WOOD DALE, Ill., June 30, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced first quarter 2020 financial results and the filing of its Form 10-Q for the three months ended March 31, 2020 with the U.S. Securities and Exchange Commission (the “SEC”).

First Quarter 2020 Results

Sales for the first quarter of 2020 were $105.1 million, a decrease of $10.7 million, or 9%, versus the comparable period last year, as a result of sales declines of $13.4 million and $1.7 million in the industrial and transportation end markets, respectively, partly offset by a $4.4 million increase in the energy end market. Lower industrial end market sales were primarily attributable to reduced demand for products used in the material handling/forklift and arbor care markets. Reduced transportation end market sales are primarily due to lower shipments in the medium duty truck market, which was mostly attributable to the previously disclosed customer-requested acceleration of the delivery of certain engines during the fourth quarter of 2019 that were originally scheduled for the first half of 2020. This negatively impacted sales in the first quarter of 2020, but was partly offset by stronger demand for products used in the school bus market. Higher energy end market sales were primarily driven by increased demand for the Company’s power generation products, including demand response products, partly offset by lower demand for products used within the oil and gas industry.

Gross profit was virtually unchanged in the first quarter of 2020 as compared to the same period last year notwithstanding lower sales volume. Gross margin in the first quarter of 2020 was 16.9%, an improvement of 1.6 percentage points versus the same period last year, primarily due to improved product mix and strategic pricing actions, partly offset by reduced operating leverage due to lower sales and higher warranty expense.

Operating expenses decreased by $1.9 million, or 8%, versus the comparable period in 2019, in part attributable to lower selling, general and administrative expenses (SG&A), due to lower financial reporting expenses given the completion of the restatement of the Company’s financial statements in May 2019, among other factors.

In the first quarter of 2019, the Company reported a $4.4 million gain from the change in fair value of the Weichai Warrant. The Weichai Warrant was exercised in April 2019 and, as a result, had no impact on the comparable 2020 period. Interest expense declined by $0.8 million for the three months ended March 31, 2020, versus the comparable period in 2019 due in part to lower outstanding debt levels and a lower interest rate related to the $55.0 million Unsecured Senior Notes for the three months ended March 31, 2020. Also, the Company recorded an income tax benefit of $4.0 million in the first quarter of 2020 versus a $0.6 million benefit last year. The increase in the tax benefit for the three months ended March 31, 2020 is primarily attributable to the impact of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) enacted during the quarter, which allows the Company to elect bonus depreciation for the 2018 and 2019 tax years, carryback net operating losses to earlier years, and immediately refund AMT credits as well as a change in the deferred tax liability related to an indefinite-lived intangible asset.

Net loss was $0.7 million, or a loss of $0.03 per share, versus a net loss of $2.6 million, or a loss of $0.31 per share for the comparable prior year period. Adjusted net loss was $0.7 million, or Adjusted loss per share of $0.03, versus an Adjusted net loss of $0.1 million, or an Adjusted loss per share of $0.01 for the first quarter of 2019. Adjusted EBITDA was $2.6 million compared to Adjusted EBITDA of $3.7 million for the first quarter of 2019. Adjusted net loss, Adjusted loss per share, EBITDA, and Adjusted EBITDA are non-GAAP financial measures. For definitions and reconciliations of all non-GAAP financial measures see the section below titled “Non-GAAP Financial Measures” and in the accompanying tables.

Outlook for Full Year of 2020

Projected sales and profitability for the full year of 2020 are currently expected to be substantially lower than 2019 levels in large part due to the impact of the novel coronavirus COVID-19 pandemic (“COVID-19 pandemic”), which has resulted in the implementation of significant governmental measures to control the spread of the virus, including quarantines, travel restrictions, business shutdowns and restrictions on the movement of people in the United States and abroad, and the related recent historic decline in oil demand. Further, the previously disclosed customer requested fourth quarter 2019 acceleration of approximately $30 million of transportation end market sales, and industrial end market headwinds are also anticipated to negatively impact the Company’s 2020 financial results. The Company has initiated certain actions as a result of the expected significant negative impacts of these factors. To date in 2020, the Company’s production facility workforce has been reduced to more closely align with current volume trends. Additionally, the Company implemented various temporary cost reduction measures, including reduced pay for salaried employees, suspension of the 401(k) match program, and deferred spending on certain R&D programs, among others. The measures with regard to pay for employees and the Company’s 401(k) match program are now anticipated to run through September 30, 2020, at which time the Company will assess market conditions. The Company continues to review operating expenses as part of the contingency planning process.

The Company currently expects lower SG&A expenses reflective of a further decline in financial reporting costs and the impact of cost savings actions. Partly offsetting these factors are expectations for the continued incurrence of significant legal fees primarily in connection with the Company’s indemnification obligations, in addition to expenses for its internal control remediation efforts.

Cash Flow and Debt

Operating cash flow for the first quarter of 2020 was $24.3 million due mostly to favorable changes in working capital. The Company’s total debt obligations were approximately $73 million at March 31, 2020, a decrease of approximately $22 million as compared with total debt at December 31, 2019. Debt levels at March 31, 2020 and December 31, 2019 include the net impact of customer prepayments of approximately $12 million and $6 million, respectively.

As previously disclosed, on April 2, 2020, the Company closed on a new senior secured revolving credit facility pursuant to a credit agreement with Standard Chartered Bank (the “Credit Agreement”), which allows the Company to borrow up to $130 million. As of May 31, 2020, the Company had borrowings of $130 million under the Credit Agreement and cash and cash equivalents of approximately $36 million. This amount reflects a net positive cash impact from customer prepayments of approximately $12 million.

Management Comments

John Miller, chief executive officer, commented, “We are pleased with the improvement in gross margin and the reduction in financial reporting expenses, which partly aided in mitigating the impact of lower sales on our financial results during the quarter.”

“Although our near-term financial results are anticipated to include the negative impact from the COVID-19 pandemic, we believe that the continued execution of our disciplined strategy positions us well to deliver long-term shareholder value. As the year progresses, we will continue to closely monitor market conditions and will review operating expenses with a focus on preserving our strong liquidity position.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain to source products; the impact of the investigations being conducted by the SEC, and the criminal division of the United States Attorney’s Office for the Northern District of Illinois and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three months ended March 31, 2020 compared with the three months ended March 31, 2019 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2020	2019	Change	% Change
Net sales	$105,097	$115,787	$(10,690)	(9)%
Cost of sales	87,383	98,083	(10,700)	(11)%

Gross profit	17,714	17,704	10	—%
Gross margin %	16.9%	15.3%	1.6%
Operating expenses:
Research, development and engineering expenses	6,752	6,299	453	7%
Research, development and engineering expenses as a % of sales	6.4%	5.4%	1.0%
Selling, general and administrative expenses	13,890	16,060	(2,170)	(14)%
Selling, general and administrative expenses as a % of sales	13.2%	13.9%	(0.7)%
Amortization of intangible assets	763	910	(147)	(16)%

Total operating expenses	21,405	23,269	(1,864)	(8)%

Operating loss	(3,691)	(5,565)	1,874	(34)%
Other expense (income):
Interest expense	1,274	2,113	(839)	(40)%
Gain from change in fair value of warrants	—	(4,400)	4,400	(100)%
Other income, net	(211)	(106)	(105)	99%

Total other expense (income)	1,063	(2,393)	3,456	(144)%

Loss before income taxes	(4,754)	(3,172)	(1,582)	50%
Income tax benefit	(4,042)	(586)	(3,456)	NM

Net loss	$(712)	$(2,586)	$1,874	(72)%

Loss per common share:
Basic	$(0.03)	$(0.14)	$0.11	(79)%
Diluted	$(0.03)	$(0.31)	$0.28	(90)%
Non-GAAP Financial Measures:
Adjusted net loss *	$(671)	$(101)	$(570)	NM
Adjusted loss per share *	$(0.03)	$(0.01)	$(0.02)	NM
EBITDA*	$(1,421)	$1,194	$(2,615)	NM
Adjusted EBITDA *	$2,626	$3,679	$(1,053)	(29)%

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of March 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$816	$3
Accounts receivable, net of allowances of $3,252 and $3,561 as of March 31, 2020 and December 31, 2019, respectively	58,956	104,515
Income tax receivable	3,808	1,055
Inventories, net	125,600	108,839
Prepaid expenses and other current assets	12,231	8,110

Total current assets	201,411	222,522

Property, plant and equipment, net	22,711	23,194
Intangible assets, net	12,608	13,372
Goodwill	29,835	29,835
Other noncurrent assets	23,470	24,749

TOTAL ASSETS	$290,035	$313,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,313	$75,835
Current maturities of long-term debt	55,158	195
Revolving line of credit	16,829	39,527
Other accrued liabilities	75,598	66,030

Total current liabilities	214,898	181,587

Deferred tax liabilities	714	1,105
Long-term debt, net of current maturities	896	55,657
Noncurrent contract liabilities	16,695	17,998
Other noncurrent liabilities	28,891	28,828

TOTAL LIABILITIES	$262,094	$285,175

STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,858 and 22,857 shares outstanding at March 31, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	165,691	165,527
Accumulated deficit	(127,624)	(126,912)
Treasury stock, at cost, 259 and 260 shares at March 31, 2020 and December 31, 2019, respectively	(10,149)	(10,141)

TOTAL STOCKHOLDERS’ EQUITY	27,941	28,497

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$290,035	$313,672

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2020	2019
Cash provided by (used in) operating activities
Net loss	$(712)	$(2,586)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangible assets	763	910
Depreciation	1,296	1,343
Change in value of warrants	—	(4,400)
Stock-based compensation expense	157	535
Amortization of financing fees	116	179
Deferred income taxes	(390)	(641)
Other non-cash adjustments, net	(162)	349
Changes in operating assets and liabilities:
Accounts receivable, net	45,585	16,635
Inventory, net	(16,811)	(12,475)
Prepaid expenses and other assets	(5,530)	(6,542)
Accounts payable	(8,586)	(104)
Accrued expenses	9,694	12,719
Other noncurrent liabilities	(1,116)	(6,623)

Net cash provided by (used in) operating activities	24,304	(701)

Cash used in investing activities
Capital expenditures	(779)	(816)
Other investing activities, net	7	—

Net cash used in investing activities	(772)	(816)

Cash (used in) provided by financing activities
Proceeds from revolving line of credit	127,560	137,298
Repayments of revolving line of credit	(150,258)	(135,086)
Other financing activities, net	(21)	(748)

Net cash (used in) provided by financing activities	(22,719)	1,464

Net increase (decrease) in cash and restricted cash	813	(53)
Cash at beginning of the period	3	54

Cash at end of the period	$816	$1

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q for the quarter ended March 31, 2020. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net loss	Net loss
Adjusted loss per share	Loss per common share – diluted
EBITDA	Net loss
Adjusted EBITDA	Net loss

The Company believes that Adjusted net loss, Adjusted loss per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net loss is defined as net loss as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted loss per share is a measure of the Company’s diluted net loss per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net loss, Adjusted loss per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net loss, Adjusted loss per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

During the first quarter of 2020, the Company changed the presentation of certain non-GAAP financial measures to separate incremental financial reporting and government investigation expenses into: (1) incremental financial reporting, (2) internal control remediation, and (3) government investigations and other legal matters. In addition, the Company changed the presentation of non-GAAP adjustments for the first quarter of 2019 in order to align to the current period presentation. There was no impact to Adjusted net loss, Adjusted net loss per share, EBITDA or Adjusted EBITDA for the three months ended March 31, 2019 as a result of this change in presentation. The Company believes the updated presentation may provide more useful information to investors regarding the Company’s non-GAAP adjustments and better aligns with management’s use of the information.

The following table presents a reconciliation from Net loss to Adjusted net loss for the three months ended March 31, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2020	2019
Net loss	$(712)	$(2,586)
Change in value of warrants [1]	—	(4,400)
Stock-based compensation [2]	157	275
Key employee retention program [3]	—	476
Severance [4]	—	908
Incremental financial reporting [5]	822	3,298
Internal control remediation [6]	598	778
Government investigations and other legal matters [7]	2,470	1,150
Discrete income tax items [8]	(4,006)	—

Adjusted net loss	$(671)	$(101)

The following table presents a reconciliation from Loss per common share – diluted to Adjusted loss per share for the three months ended March 31, 2020 and 2019 (UNAUDITED):

	For the Three Months Ended March 31,
	2020	2019
Loss per common share – diluted	$(0.03)	$(0.31)
Changes in value of warrants [1,9]	—	—
Stock-based compensation [2]	0.01	0.01
Key employee retention program [3]	—	0.02
Severance [4]	—	0.04
Incremental financial reporting [5]	0.04	0.15
Internal control remediation [6]	0.03	0.03
Government investigations and other legal matters [7]	0.10	0.05
Discrete income tax items [8]	(0.18)	—

Adjusted loss per share – diluted	$(0.03)	$(0.01)

Diluted shares (in thousands)	22,858	22,635

The following table presents a reconciliation from Net loss to EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2020	2019
Net loss	$(712)	$(2,586)
Interest expense	1,274	2,113
Income tax benefit	(4,042)	(586)
Depreciation	1,296	1,343
Amortization of intangible assets	763	910

EBITDA	(1,421)	1,194
Change in value of warrants [1]	—	(4,400)
Stock-based compensation [2]	157	275
Key employee retention program [3]	—	476
Severance [4]	—	908
Incremental financial reporting [5]	822	3,298
Internal control remediation [6]	598	778
Government investigations and other legal matters [7]	2,470	1,150

Adjusted EBITDA	$2,626	$3,679

1.	Amount consists of the change in the value of the Weichai Warrant.
2.	Amounts reflect non-cash stock-based compensation expense (2019 amount excludes $0.3 million associated with employee retention programs (see note 3 below)).
3.	Amounts represent incremental compensation costs (including $0.3 million in 2019 of stock-based compensation) incurred to provide retention benefits to certain employees.
4.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
5.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements, prepare, audit and file delinquent financial statements with the SEC. The amounts exclude $0.9 million and $0.8 million of recurring audit fees for the three months ended March 31, 2020 and 2019.

6.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.

7.

Amounts represent professional services fees and reserves primarily related to the SEC and USAO investigations of the Company and indemnification of certain former employees. The Company is obligated to pay legal costs of certain former employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements in the Company’s Form 10-Q for the quarter ended March 31, 2020, the Company fully exhausted its historical primary directors and officers insurance coverage in connection with these matters during the first quarter of 2020.

8.	Amount consists of the impact of the enactment of the CARES Act and a change in the deferred tax liability related to an indefinite-lived tangible asset.
9.

For the three months ended March 31, 2019, the impact of the Change in value of warrants is included in the Loss per common share – diluted due to the dilutive impact of the gain recognized during the period; see Part I, Item 1. Note 12. Loss Per Share, in the Company’s Form 10-Q for the quarter ended March 31, 2020 for further discussion of the calculation of Loss per common share – diluted.